Exhibit 99.1

Baylake Corp. Announces Second Quarter, First Half 2014 Financial Results

Quarterly Earnings Increase 25% Year-Over-Year

STURGEON BAY, WI., July 17, 2014 -- Baylake Corp. (the "Company") (NASDAQ:BYLK), holding company for Baylake Bank (the "Bank"), which provides full service banking and financial services from 21 locations in Northeast Wisconsin, today announced results for the three and six month periods ended June 30, 2014.

In the second quarter of 2014, the Company's net income was $2.16 million or $0.24 per diluted share, up 24.7% compared to $1.73 million or $0.19 per diluted share in the second quarter of 2013. Increased quarter-over-quarter earnings growth reflected stronger net interest income driven by loan growth, improved asset quality, and Baylake Bank’s operation as a more productive organization following branch sales and closings in late 2012 and 2013.

In the first half of 2014, net income was $4.22 million or $0.47 per diluted share, up 21.2% from $3.49 million or $0.38 per diluted share in the first half of 2013.

Robert J. Cera, President and CEO, commented:  “We are moving forward in full growth mode supported by a franchise focused on expanding in our key served markets and targeted geographies.  We are building the Company’s capabilities, particularly in commercial banking and wealth management.  Organic loan growth remains a continued focus, and we expect to demonstrate significant progress building a more diversified lending portfolio in future periods.  We remain pleased with the quality and stability of our balance sheet, as well as our strong capital position which should continue to provide a solid foundation upon which we can expand our lending, deposit gathering and wealth management activities.”

SECOND QUARTER, FIRST HALF 2014 HIGHLIGHTS

•

Net interest income after provision for loan losses increased 16.3% in the second quarter of 2014 compared to the second quarter of 2013, primarily reflecting total interest income growth, a 22.1% reduction in total interest expense mainly driven by strong deposit cost of funds management, and zero loan loss provision compared to a $0.60 million provision recorded in the second quarter of 2013.  In the first half of 2014, net interest income after provision for loan losses grew 14.3% compared to the first half of 2013.

•

Following branch and deposit sales that trimmed total assets in 2012 and 2013, the Company’s total assets at June 30, 2014 increased to $1.01 billion compared to $944.96 million at June 30, 2013 and $996.78 million at December 31, 2013.

•

Continued focus on improving asset quality and organic loan growth resulted in a decline in the Company’s ratio of non-performing assets to total assets to 1.20% at June 30, 2014 compared to 1.68% at June 30, 2013. The ratio of non-performing loans to total loans was 1.12% at June 30, 2014 compared to 1.39% at June 30, 2013. The Company’s allowance for loan losses to non-performing loans was 105.58% at June 30, 2014, comparable to 105.73% at June 30, 2013.

•

The Company's non-interest expense for the three months ended June 30, 2014 was $6.99 million compared with $6.68 million for the three months ended June 30, 2013, reflecting strategic investment in personnel to drive growth in key areas such as commercial banking and wealth management services, as well as the expansion of Baylake Bank's branch footprint into the Appleton, Wisconsin market in the first quarter of 2014, offset in part by reductions in expenses relating to other real estate.

•

Non-interest income declined slightly in the second quarter of 2014 versus the second quarter of 2013, primarily reflecting a reduction in gain on sales of loans  of $0.31 million or 71.4% as the mortgage refinancing market slowed, a $0.03 million(11.9%) decrease in fees from fiduciary services, offset in part by a $0.09 million (45.5%) growth in earnings relating to the Company’s 49.8% equity stake in United Financial Services (“UFS”), a data processing and e-banking affiliate.

•

Total gross loans outstanding increased to $629.82 million at June 30, 2014 compared to $598.27 million at June 30, 2013 and $617.96 million at December 31, 2013. Loan growth continues to be led by increased commercial lending and 1-4 family residential loans retained on the Company's balance sheet.

•

Net interest margin expanded to 3.63% for the quarter ended June 30, 2014 compared to 3.55% for the quarter ended June 30, 2013.

•

Return on average assets (“ROAA”) was 0.88% in the second quarter of 2014 compared to 0.73% in the second quarter of 2013. Return on average equity (“ROAE”) increased to 9.00% in the second quarter of 2014 compared to 7.31% in the second quarter of 2013.

•

Book value per share rose to $12.36 at June 30, 2014 compared to $11.74 per share at June 30, 2013. To further enhance shareholder value, the Company repurchased 92,000 shares of common stock during the second quarter of 2014 at an average cost of $ 12.54 per share.

•

The Company recently announced a quarterly cash dividend to common shareholders of $0.08 per share, payable in the third quarter of 2014, versus a cash dividend of $0.07 per share paid in the second quarter of 2014; the Company’s second dividend increase during the past year.

•

The Company continued to be classified as a well-capitalized institution for regulatory purposes at June 30, 2014, with a Tier 1 risk-based capital ratio of 14.16%, a total risk based capital ratio of 16.35% and a Tier 1 leverage ratio of 10.41%.

“We have strong and diverse executive leadership to help guide our growth, including new market president leadership for the Green Bay and Appleton markets, and an infrastructure in place to support efficiency and productivity,” Cera stated. “The Company has demonstrated traction in the first half of this year, and we expect our progress to become increasingly evident going forward.”

Second Quarter 2014 Income Statement Highlights

Net interest income after provision for loan losses increased 16.3% in the second quarter of 2014 to $7.85 million compared to $6.75 million in the second quarter of 2013.  The Company’s total interest expense declined to $0.95 million in the second quarter of 2014 compared to $1.22 million in the second quarter of 2013, with no loan loss provision in the second quarter of 2014, versus a loan loss provision of $0.60 million in the second quarter of 2013.

Net interest margin for the second quarter of 2014 was 3.63%, improved from 3.55% for the second quarter of 2013. In the second quarter of 2014, the Company's net interest spread was 3.54% compared to 3.45% in the second quarter of 2013.

The Company’s cost of interest bearing deposits declined to 27 basis points in the second quarter of 2014, compared to 44 basis points in the second quarter of 2013, while the overall cost of funds declined to 51 basis points in the second quarter of 2014 from 67 basis points in the second quarter of 2013.

Total non-interest income for the second quarter of 2014 was $2.17 million compared to $2.36 million for the second quarter of 2013, primarily reflecting a sharp decline in gains on residential mortgage loans sold, partially offset by 45.5% income growth from its UFS equity stake. Quarterly income from UFS in year-over-year comparisons reflected organic growth and the positive impact of additional earnings generated by an acquisition made by UFS late in the second quarter of 2013. Fee income from asset management services declined slightly between the second quarters of 2013 and 2014 while financial service fees increased slightly during that timeframe.

Cera explained that the Company has made meaningful progress during past quarters in building its wealth management business, expanding its capabilities throughout its served markets, and has added experienced individuals to drive growth.  “Based on the accelerated activity we have seen in our wealth management business, we are very enthusiastic about the potential this business has to make increasing contributions to our bottom line,” he stated.

Non-interest expense in the second quarter of 2014 was $6.99 million compared to $6.68 million in the second quarter of 2013.  Year-over-year quarterly results partially reflected a 12.3% increase in benefits and performance-based compensation, offset by a greater than 60% decline in loan and collection expenses as well as reductions in costs related to operating foreclosed properties and reduced FDIC insurance premiums.  Relatively stable occupancy costs reflected the positive impact of sold and closed branches, balanced by expansion in the Company’s strongest markets.

The Bank's efficiency ratio was 68.72% in the second quarter of 2014 compared to 68.46% in the second quarter of 2013 reflecting higher non-interest expense relating to key  additions to the wealth services and commercial banking teams, offset in part by cost savings related to asset divestitures.

First Half Income Statement Highlights

Net interest income after provision for loan losses in the first half of 2014 was $15.44 million compared to $13.51 million in the first half of 2013, with the improvement primarily reflecting no loan loss provision in the first half of 2014 compared to $1.20 million in the first half of 2013, as well as reduced interest expense of $1.87 million in the first half of 2014 compared to $2.51 million in the first half of 2013. Net interest income before loan loss provision was $15.44 million for the first half of 2014 compared to $14.71 million for the first half of 2013.

Total non-interest income in the first half of 2014 was $4.18 million compared to $4.86 million in the first half of 2013, primarily reflecting a decline in gain on mortgage loans sold, partially offset by an increased earnings contribution from UFS.  Cera noted the positive impact of efficiencies related to UFS’s 2013 acquisition of Missouri Valley Technologies stating, “We believe that this acquisition’s contribution to the earnings of UFS will become even more apparent in 2015.”

Non-interest expense in the first half of 2014 was $13.76 million compared to $13.49 million in the first half of 2013, primarily reflecting lower foreclosed property-related costs, lower FDIC insurance premiums, and lower salary costs related to branch sales and closures balanced by the addition of new revenue-generating personnel.

Balance Sheet, Asset Quality Highlights

At June 30, 2014, total assets grew to $1.01 billion compared to total assets at December 31, 2013 of $996.78 million and total assets of $944.96 million at June 30, 2013. Total gross loans increased to $629.82 million at June 30, 2014 compared to $617.96 million at December 31, 2013 and $598.27 million at June 30, 2013. The growth primarily reflected increased retention of originated 1-4 family residential mortgages and commercial loan growth as the Bank continued its emphasis on expanding its commercial lending business, with a special focus on professional practice owners and their financial needs. The Bank's loan-to-deposit ratio (based on daily averages) increased to 88.05% in the second quarter of 2014 compared to 79.41% in the prior year's second quarter.

Total deposits were $736.20 million at June 30, 2014 compared to $744.21 million at December 31, 2013 and $756.46 million at June 30, 2013. Significant deposit declines resulting from branch sales and closings in 2012 and 2013 were partially offset by deposits acquired in conjunction with the Appleton branch purchase during the first quarter of 2014 enhanced by organic deposit growth, particularly in non-interest bearing DDAs reflecting expanded commercial banking relationships. The Bank's total wholesale borrowings increased to $139.76 million at June 30, 2014 compared to $125.15 million at December 3, 2013 and $62.46 million at June 30, 2013 as the Bank utilized attractively priced FHLB advances of varying maturities and rate terms to fund growth in the commercial loan portfolio. As previously noted, the Bank's cost of interest bearing deposits and cost of overall liabilities declined year-over-year.

Total non-performing assets, including loans and OREO property, declined 6.6% from $12.96 million at December 31, 2013 to $12.10 million at June 30, 2014, and 23.9% from $15.90 million at June 30, 2013. Non-performing loans increased 5.9% from $6.66 million at December 31, 2013 to $7.05 million at June 30, 2014 but declined 15.5% from $8.35 million at June 30, 2013. At June 30, 2014, non-performing assets to total assets were 1.20%, non-performing loans were 1.12% of total gross loans, and the Company maintained an allowance for loan losses to non-performing loans of 105.58%, which was relatively unchanged compared to June 30, 2013.

The measures of capital strength above exceeded regulatory minimum standards for a well-capitalized institution and were consistent year-over-year, with a Tier 1 risk-based capital ratio of 14.16%, a total risk-based capital ratio of 16.35%, and a Tier 1 leverage ratio of 10.41% at June 30, 2014. ROAA was 0.88% in the second quarter of 2014 compared to 0.73% in the second quarter of 2013, and ROAE was 9.00% in the second quarter of 2014 compared to 7.31% in the second quarter of 2013.

Cera concluded:  “Our contiguous markets in northeastern Wisconsin, which have a population of more than 600,000 and provide more than 300,000 jobs, have demonstrated economic stability as well as pockets of growth and vitality and have supported our growth. We have also built market share by winning business from competitors, which we believe directly reflects fair pricing, a commitment to service, and the ability to build relationships with customers to capture a greater share of their financial services dollars.  Our diligent work is generating positive results and building value for our shareholders.”

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 21 financial centers located throughout Northeast Wisconsin, in Brown, Door, Kewaunee, and Outagamie Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013 under "Item 1A. Risk Factors," include certain credit, market, operational, liquidity and interest rate risks associated with the Company's business and operations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers' tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated.  The selected financial and other data at June 30, 2014 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated.  The selected financial and other data at June 30, 2014 and 2013 has not been audited but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period)	June 30, 2014	December 31, 2013	June 30, 2013
June 30 numbers are UNAUDITED	(dollars in thousands except share and per share data)
Total assets	$ 1,005,374	$ 996,776	$ 944,958
Investment securities (1)	226,962	230,883	234,739
Total gross loans	629,822	617,960	598,273
Total deposits	736,195	744,212	756,459
Borrowings (2)	139,755	125,148	62,457
Subordinated debentures	16,100	16,100	16,100
Convertible promissory notes	8,175	9,400	9,400
Stockholders' equity	97,118	93,881	93,465
Non-performing loans (3)	7,050	6,658	8,345
Non-performing assets (3)	12,103	12,956	15,898
Restructured loans, accruing	8,472	9,009	3,959

Shares outstanding	7,860,321	7,809,997	7,960,486
Book value per share	$ 12.36	$ 12.02	$ 11.74
Tangible book value per share	$ 11.42	$ 11.17	$ 10.91

	As of and for the Three Months Ended June 30,		As of and for the Six Months Ended June 30,
	2014	2013	2014	2013
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)
Selected Operations Data - UNAUDITED:
Total interest income	$ 8,795	$ 8,564	$ 17,307	$ 17,217
Total interest expense	949	1,218	1,871	2,511

Net interest income before provision for loan losses	7,846	7,346	15,436	14,706
Provision for loan losses	-	600	-	1,200

Net interest income after provision for loan losses	7,846	6,746	15,436	13,506

Total non-interest income	2,166	2,359	4,182	4,858
Total non-interest expense	6,994	6,679	13,762	13,487

Income before income taxes	3,018	2,426	5,856	4,877
Income tax expense	859	695	1,632	1,391

Net income	$ 2,159	$ 1,731	$ 4,224	$ 3,486

Per Share Data: (4)
Net income per share (basic)	$ 0.27	$ 0.22	$ 0.54	$ 0.44
Net income per share (diluted)	$ 0.24	$ 0.19	$ 0.47	$ 0.38
Cash dividends per common share	$ 0.07	$ 0.05	$ 0.14	$ 0.09
Book value per share	$ 12.36	$ 11.74	$ 12.36	$ 11.74

	As of and for the Three Months Ended June 30,		As of and for the Six Months Ended June 30,
	2014	2013	2014	2013

Performance Ratios: (5)
Return on average total assets	0.88%	0.73%	0.88%	0.73%
Return on average total shareholders' equity	9.00%	7.31%	8.94%	7.45%
Net interest margin (6)	3.63%	3.55%	3.64%	3.50%
Net interest spread (6)	3.54%	3.45%	3.56%	3.40%
Efficiency ratio (9)	68.72%	68.46%	68.87%	67.78%
Non-interest income to average assets	0.89%	1.00%	0.87%	1.02%
Non-interest expense to average assets	2.87%	2.83%	2.87%	2.83%
Net overhead ratio (7)	1.98%	1.83%	2.00%	1.81%
Average loan-to-average deposit ratio	88.05%	79.41%	87.14%	77.88%
Average interest-earning assets to average interest-bearing liabilities	119.48%	118.18%	119.17%	117.75%

Asset Quality Ratios: (3) (5)
Non-performing loans to total loans	1.12%	1.39%	1.12%	1.39%
Allowance for loan losses to:
Total loans	1.18%	1.47%	1.18%	1.47%
Non-performing loans	105.58%	105.73%	105.58%	105.73%
Net charge-offs to average loans (annualized)	0.01%	0.06%	0.07%	0.52%
Non-performing assets to total assets	1.20%	1.68%	1.20%	1.68%

Capital Ratios: (5) (8)
Shareholders' equity to assets	9.66%	9.89%	9.66%	9.89%
Tier 1 risk-based capital	14.16%	14.17%	14.16%	14.17%
Total risk-based capital	16.35%	16.82%	16.35%	16.82%
Tier 1 Leverage ratio	10.41%	10.24%	10.41%	10.24%

Other:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	21	22	21	22
Number of full-time equivalent employees	258	264	258	264

(1)	Includes securities classified as available for sale.
(2)	Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.
(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest.  Non-performing assets consist of non-performing loans and other real estate owned.

(4)

Earnings per share are based on the weighted average number of shares outstanding for the period.  Diluted earnings per share is based on the dilutive effect of shares that would be issued if outstanding stock options were exercised, stock awards were fully vested and promissory notes were converted in addition to the weighted average number of shares outstanding for the period.

(5)	With the exception of end of period ratios, all ratios are based on average daily balances and are annualized where appropriate.
(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets.   Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)	Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.
(8)	The capital ratios are presented on a consolidated basis.
(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and net gains on sale of fixed assets and land held for sale.